Exhibit 99.1

FOR IMMEDIATE RELEASE:	INVESTOR CONTACT:
Oct. 25, 2016	Bob East, Westwicke Partners
443.213.0500 | diplomat@westwicke.com

MEDIA CONTACT: Jenny Cretu, Diplomat 810.768.9370 | jcretu@diplomat.is

Diplomat Announces Changes to Executive Team

The nation’s largest independent specialty pharmacy announces a new president and a transition of its chief financial officer.

FLINT, Mich. — Diplomat Pharmacy, Inc. (NYSE: DPLO) today announced that Paul Urick has been promoted to Diplomat’s president, effective Nov. 1, 2016.

Gary Kadlec will retire on Dec.31, 2016 and will continue to serve on Diplomat’s Board of Directors through his term. Kadlec has served as Diplomat’s president since June 2012 and as a director of Diplomat since February 2013. Under Kadlec’s day-to-day leadership, Diplomat has grown through its initial public offering, strategic acquisitions, organic growth, and a continued focus on operational innovation. Kadlec’s retirement will bring to close a remarkable health care career of nearly 45 years.

“As Diplomat continues to evolve in this rapidly developing industry, one thing that will never change is our relentless drive to make treatment as effective as possible and help our patients thrive,” said Phil Hagerman, CEO and chairman. “Gary has guided us with his strategic leadership, integrity, and unwavering commitment to our strong culture of patient care. As part of internal succession planning activities, Gary, Paul, and I have worked closely together to position the company for continued growth. As Paul takes the helm, he not only brings over two decades of in-depth knowledge and key relationships in specialty pharmacy, managed markets, and integrated health systems, he also embodies Diplomat’s core values.”

Urick previously served as Diplomat’s senior vice president of industry relations, pharmaceutical account management, and payor strategy. Prior, Urick served as senior vice president of pharmacy operations for Cigna Corporation. Earlier in his career, Urick held the position of senior vice president of pharmacy services at Independence Blue Cross where he incorporated and led FutureScripts and FutureScripts Secure LLC, two pharmacy benefit management companies he created. Urick also spent 10 years at Geisinger Health System, a leading integrated health system, where he transformed and insourced pharmacy benefit management operations for Geisinger Health Plan.

“I am delighted to work even more closely with our industry partners, operations, clinical services, and sales teams,” said Urick. “I look forward to driving continued innovation, growth, and leading Diplomat during this remarkable time.”

The company also announced that Sean Whelan will step down from his role as chief financial officer and a director on Diplomat’s Board of Directors, effective Dec. 31, 2016, to spend more time with his family. Robin Johnson, vice president of finance and chief financial officer of Diplomat’s Specialty Infusion Division, will take on an expanded leadership role until a formal replacement has been appointed. The Board of Directors is conducting a nationwide search for a permanent chief financial officer. Over the next two months, Whelan will work closely with Johnson to ensure a smooth transition. Johnson joined Diplomat in April 2015 with the acquisition of BioRx, and brings significant financial leadership and health care experience as the former chief financial officer of Vohra Health Services and vice president and chief accounting officer of Vitas Healthcare.

“Sean has played a central role in many of Diplomats major initiatives, including leading its initial public offering in October 2014, to help position Diplomat for the future. As chief financial officer of Diplomat for the past six years and a member of the Board of Directors for nearly five years, Sean has provided exceptional oversight and guidance, enabling us to focus on delivering the best solutions for our patients and our partners. We thank Sean for his many contributions to Diplomat as well as his ongoing commitment as he transitions into the next stage of his life,” Hagerman said.

To learn more about Diplomat, visit diplomat.is.

About Diplomat

Diplomat (NYSE: DPLO) serves patients and physicians in all 50 states. Headquartered in Flint, Michigan, the company focuses on medication management programs for people with complex chronic diseases, including oncology, immunology, hepatitis, multiple sclerosis, specialized infusion therapy and many other serious or long-term conditions. Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients and the rest falls into place.” Today, that tradition continues—always focused on improving patient care and clinical adherence. For more information visit diplomat.is.

###